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FNB Corporation

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FNB Corporation Shareholders Committee

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“On Sunday, November 18, 2007, the Roanoke Times published a letter to the editor submitted by Spencer Hall, participant of the FNB Corporation Shareholders Committee:”

FNB is for sale! Cheap!

Spencer Hall

Hall lives in Riner and is a member of the FNB Shareholders Committee.

They want to sell the First National Bank Corp., FNB, in Christiansburg to the Culpepper-based Virginia Financial Group, VFGI, and they want to sell it cheap.

The “they” are nine of the 12 directors and the current FNB president, William Heath Jr. Under the proposed sale, FNB shareholders will receive 1.58 shares of VFGI stock for each share of FNB stock, equivalent to $32.43 per FNB share.

FNB stock was selling for more than $43 on the NASDAQ nine months ago. FNB Corp. wants its shareholders to sell their bank with more than $1.5 billion in assets for roughly $240 million.

A group of concerned shareholders, former FNB executives and the three FNB directorswho did not vote for the sale formed the FNB Corporation Shareholders Committee to oppose the sale. I am a member. We have been labeled “dissidents” by the FNB Corp. management.

In September, FNB Corp. and Virginia Financial Group filed a Registration Statement, or Form S4, with the Securities and Exchange Commission. Even though the S-4 calls the sale “a sale,” FNB Corp. management does not use this term but has coined the phrase “merger of equals.” Under the sale scenario FNB would go away and be replaced by a new bank with a yet-to-be-determined new name.

The new bank, with its corporate board in Charlottesville, will have 24 directors: 12 from the former FNB and 12 from VFGI. Seems like a lot of directors. I guess this is what they mean by “a merger of equals.” Under the sale scenario, Heath becomes chairman of the corporate board in Charlottesville. He will attend monthly board meetings and get paid $325,000 a year, a 35 percent salary incentive, an automobile allowance and a country club membership. He definitely supports the sale.

The community? Devastating — if we can believe O.R. Barham Jr., the current president of Virginal Financial Group and slated to be president of the new bank. In a July 30 article in the American Banker, Barham says he believes that “the future is in new markets,” specifically in the Charlottesville-Richmond-Virginia Beach corridor and into North Carolina.

He states that he “plans to use FNB’s deposit base to fund loans in higher growth markets in the state.”

The employees? Current FNB employees might need to worry about their jobs. Combining two businesses always results in the elimination of duplicate functions. The S-4 filing says that corporate management will be located in Charlottesville, while bank operations will remain in Christiansburg.

It has been my experience that geography and distance matter. If all the banking action is going to be from Charlottesville to the east, how long will the new bank keep the operations center a 2 1/2-hour drive to the west?

I hope the shareholders do not vote to sell the bank for a lowball $32 a share, and I don’t think they will. But what is the bank really worth, and what would be a serious offer that the shareholders should consider?

The financial adviser hired by the FNB board, Davenport & Co. LLC, made a presentation in February 2007 that recommended against the sale and suggested that FNB should receive $58 per share, as opposed to the $32 now offered. The FNB Shareholders Committee engaged Dr. Vittorio Bonomo, nationally known finance professor from Virginia Tech, to do an independent analysis. He reported that a fair price would be about 2.7 times book value, or $65.34 per share.

In an Oct. 12 American Banker article, Carson Medlin Co. of Raleigh, N.C., said, “FNB is a premium franchise. It has almost 30 offices, $1.5 billion, and is 100 years old. That is a trophy franchise… [these] don’t come along very often… the owners deserve a high premium for the company.”

Well, I don’t know what FNB is worth, but I do know this: In 1984, Central Fidelity Bank of Richmond purchased the Bank of Christiansburg and exchanged 6.25 shares of Central Fidelity stock for each share of Bank of Christiansburg stock. The Bank of Christiansburg was established in 1888 and had three offices at the time of the sale.

I was a stockholder and hated to see the bank go, but I voted for it because it was a deal that we just could not turn down. I figured I traded a Chevrolet for 6.25 Cadillacs. Now FNB Corp. wants me to trade a Cadillac for 1.58 Chevrolets. No, I don’t think so.